EXHIBIT 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
September 12, 2003
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Appoints Raj Das as CFO

(OMAHA, NE)—infoUSA, (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that it has appointed Raj Das as its Chief Financial Officer. Mr. Das will start at infoUSA immediately, beginning an intensive 90-day training period. During this time, he will work closely with current CFO Stormy Dean and Chief Accounting Officer/Assistant CFO Tim Hoffman. Mr. Dean announced his resignation last month in order to pursue a political career.

Mr. Das has worked in Investment Banking over the last eight years, most recently as a Vice President for Ladenburg Thalmann & Co., specializing in Merger and Acquisition and private equity transactions in the technology and media sectors. His previously worked for Bear, Stearns & Co., as Vice President, Technology Investment Banking. While at Bear Stearns, Mr. Das founded the Wireless Applications Group, originating investment banking transactions for a leading group of mobile software, services and solutions companies in both consumer and enterprise applications. Prior to this, he worked as a Financial Analyst for Smith Barney Inc., specializing in Mergers & Acquistions and Financial Restructuring. Mr. Das graduated summa cum laude from The Wharton School, University of Pennsylvania, where he earned a BS, Economics.

Vin Gupta, Chairman and CEO, infoUSA, said, “We are very excited about Raj joining our team. He contributes an exceptional skill set that combines financial analysis with public market and valuation experience. As a former Investment Banker, his numerous industry and banking contacts will be most beneficial in his role as CFO at infoUSA.”

Separately, infoUSA announced that it has appointed Robert Jelinek as General Manager, Polk City Directory. Mr. Jelinek spent his entire career at Proctor & Gamble, where, for the past 18 years he has been extremely successful in senior level sales and sales management positions. While at P&G, he led a $1 billion revenue international business unit, with a sales team of over 400 individuals.

Mr. Gupta concluded, “Mr. Jelinek’s outstanding track record in sales and brand management will make him a most valuable asset in growing and managing our Polk City Directory Division.”

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.